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                                  EXHIBIT 99.7
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               "CENTURA/GUPTA ANNOUNCES MAJOR INVESTMENT AND
                COMPLETION OF ITS BALANCE SHEET RECAPITALIZATION"

COMPANY WILL REMOVE COMPUTER ASSOCIATES DEBT FROM ITS CAPITAL STRUCTURE, CONVERT $12.2 MILLION DEBT TO EQUITY AND COMPLETE A MANAGEMENT LED PRIVATE PLACEMENT OF COMMON STOCK FOR UP TO $2.3 MILLION.

REDWOOD SHORES, CA. -- (BUSINESS WIRE) -- FEBRUARY 18, 1998 -- Centura Software Corporation (NASDAQ: CNTRC / formerly Gupta Corporation) (the "Company") announced today that it has entered into definitive agreements with Computer Associates International ("CA") and a group of investors to further the balance sheet recapitalization of the Company. Upon closing, scheduled for February 27, 1998, the Company expects to meet or exceed the NASDAQ SmallCap continued listing requirement of $2 million minimum net tangible assets.

The Company negotiated an agreement whereby Crossroads Capital Partners LLC. ("Crossroads") will purchase the CA debt, originally issued by the Company to CA in the principal amount of $10 million, plus accrued interest of approximately $2.2 million. Crossroads will convert all the debt into common stock of the Company immediately after the purchase. Concurrently with the purchase and sale of the debt, the Company will issue to CA a 5 year warrant to purchase 500,000 shares of common stock at an exercise price of $1.906 per share.

In addition, the Company is undertaking a private placement of up to $2.3 million of its common stock to certain investors; of this, approximately $1 million will be from the current senior management group, with 25 percent warrant coverage. Completion of this private placement transaction, also scheduled to close on February 27, 1998, will complete the recapitalization of the Company.

"Delivering these investments and resolving the Company's liquidity and equity issues enable the business to move forward, unencumbered by financial viability concerns," said Scott Broomfield, Centura's CEO. "I have known the people at Crossroads for a number of years. They were able to move very fast, and I could not be more pleased that they will be investing in our Company. When we close next week, we will have nearly a quarter's worth of cash on hand and significant positive net worth. We believe that this investment, by lifting a dark cloud of uncertainty over its future, significantly increases the value of Centura. This recapitalization, along with our record operating profit for the 4th Quarter of 1997, is Centura's springboard into 1998."

James A. Skelton, Principal with Crossroads Capital Partners LLC commented, " We know the new management team and have a high regard for their turnaround skills, which are particularly strong in the technology industry. We are very pleased to invest in parallel with their effort to turnaround the Company. Our due diligence effort and independent assessments confirmed the strategic vision of the new management team at Centura. We believe this is an attractive investment opportunity."

Centura recently reported a 4th Quarter 1997 pre-restructuring operating income of $2.3 million, or 15.7% of net revenue. Net income was $1 million, or $0.06 per share on a fully diluted basis.

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Revenue for 1997 was $57.9 million and a net loss for 1997 of $0.6 million, or $(0.04) per share on a fully diluted basis.

ABOUT CENTURA SOFTWARE

Since its inception in 1984, Centura has enjoyed a rich history of innovation, creating the first client/server RDBMS for PCs. Its current product lineup includes an embedded database, SQLBASE, application development tools, SQL WINDOWS, CENTURA TEAM DEVELOPER, and Internet and connectivity products, CENTURA WEB DEVELOPER, NET.DB PUBLISH (FORMERLY QUEST/WEB) and SQL HOST. Today, Centura has 26 offices around the world and supports hundreds of developers who embed our tools in applications used by more than 1 million end users. Centura is positioning its client/server products to be Web capable and Mobile ready. Centura products are all Year 2000 compliant.

Except for the historical information contained herein, the matters discussed in this news release are forward looking statements that involve risks and uncertainties, including the timely shipments of products, the effect of competitive pressures and the other risks detailed from time to time in the Company's SEC reports, including the Annual Report on Form 10-K for the fiscal year ended December 31, 1996, the Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1997 and the earnings press release for December 31, 1997.

For more information:

Centura Software Corporation           Miller Shandwick Technologies
Scott Broomfield                       Richard Burger
Chief Executive Officer                Account Supervisor
650/596-3400                           650-962-9550
www.centurasoft.com                    rburger@miller.shandwick.com


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